Exhibit 10.3

Victor Sze

VIA HAND DELIVERY

Re:                             Employment Agreement

Dear Victor:

You and OSI Systems, Inc. (the “Company”) have entered into that certain Employment Agreement dated January 1, 2012, as thereafter amended (collectively, the “Agreement”).  We hereby amend that Agreement to add the following:

“3.8                         International Travel Special Service Payment.                          If while travelling on Company business outside the United States, Executive dies or suffers an injury that results in a physical or mental incapacity or disability which prevents (or will prevent) Executive from performing the essential functions of the position required of him under the Employment Agreement for an aggregate period of 180 days within any 12 month period, the Company shall pay to Executive (or, in  the case of death, Executive’s estate) a lump sum bonus payment of Five Million Dollars ($5,000,000), less customary taxes and other withholdings, as soon as practicable following such occurrence, but in no event later than March 15 of the calendar year following the calendar year in which Executive’s death or disability occurs, as determined to compliance with all applicable laws.  Such payment shall be in addition to any and all amounts payable under this Agreement and any employee benefit plans, programs or insurance coverages sponsored by the Company and shall be subject to execution by the Executive (or the executor of the Executive’s estate, if applicable) of a customary and reasonable release of liabilities in favor of the Company and its Affiliates.”

When fully executed, this letter will become a part of the Agreement.  Except as amended by this letter, the Agreement will continue in full force and effect.  Please indicate your agreement by counter-signing this letter where indicated below.

Very truly yours,

/s/ Deepak Chopra
DEEPAK CHOPRA
Chief Executive Officer

AGREED:

/s/ Victor Sze
Victor Sze